 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-234631

Supplement dated August 6, 2021
To Prospectus Supplement dated December 13, 2019
(To Prospectus dated November 12, 2019)

Global Net Lease, Inc.

Up to $200,000,000 of Shares
of 6.875% Series B Cumulative Redeemable Perpetual Preferred Stock

This supplement (this “Supplement”) supplements the prospectus supplement, dated December 13, 2019 (the “Prospectus Supplement”), relating to the offer and sale of shares of 6.875% Series B Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (“Series B Preferred Stock”), of Global Net Lease, Inc. (the “Company”) from time to time through the agents named therein, acting as the Company’s sales agents, or directly to one or more of the agents, acting as principal, in any method permitted by law deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, by means of ordinary brokers’ transactions on the New York Stock Exchange or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, including block transactions. This Supplement should be read in conjunction with the Prospectus Supplement. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Prospectus Supplement.

This Supplement is being filed to reflect the amendment of the equity distribution agreement pursuant to which the offering is being conducted (as amended, the “Equity Distribution Agreement”) to revise the list of agents named in the Prospectus Supplement and the Equity Distribution Agreement to add Barclays Capital Inc. and to remove D.A. Davidson & Co.

Accordingly, each reference in the Prospectus Supplement to the term “Agent” or “Agents” in the Prospectus Supplement is hereby amended to add Barclays Capital Inc. and to remove D.A. Davidson & Co.

An affiliate of Barclays Capital Inc. is a lender under our Credit Facility, and accordingly, will receive net proceeds from this offering to the extent that we use any net proceeds to pay borrowings under our Credit Facility.

In addition, the list of Agents on the front cover page of the Prospectus Supplement is hereby amended and restated as follows:

B. Riley Securities	BMO Capital Markets	Ladenburg Thalmann

Barclays Capital	KeyBanc Capital Markets

In addition, the list of Agents on the back cover page of the Prospectus Supplement is hereby amended and restated as follows:

B. Riley Securities
BMO Capital Markets
Ladenburg Thalmann
Barclays Capital
KeyBanc Capital Markets